EXHIBIT 10.34



               Indianapolis Power & Light Company






                        UNFUNDED DEFERRED

                        COMPENSATION PLAN


                               FOR


                            DIRECTORS






                     Adopted March 27, 1979

            As Amended and Restated October 27, 1981
            and as Further Amended February 22, 1983
                     and November 30, 1993)

               UNFUNDED DEFERRED COMPENSATION PLAN

                          FOR DIRECTORS


     RESOLVED, that effective April 1, 1979, there be and hereby is, established and adopted, an unfunded deferred compensation plan for Directors of the Company (the "Plan") with respect to their retainer, attendance and committee fees earned on or after May 1, 1979, the terms and conditions of which are as follows:
 (1) The Plan shall be unfunded so that the Company is under merely a contractual duty to make payments when due under the Plan. The promise to pay shall not be represented by notes and shall not be secured in any way.
 (2) On or before December 31 of any year a Director may elect, by written notice to the Secretary of the Company, to defer receipt of all or a specified part of his or her fees for succeeding calendar years. A person elected to fill a vacancy on the Board and who was not a Director on the preceding December 31, or whose term of office did not begin until after such date, may elect, before his or her term begins, to defer all or a specified part of his or her fees for the balance of the calendar year and for succeeding calendar years.
 (3) An election to defer fees shall continue from year to year unless the Director terminates it in writing; provided, that fees earned after the month in which a Director initially becomes entitled to insurance benefits under the Social
     Security Act (other than benefits under Section 223 or benefits payable under Section 202(d) by reason of disability) (hereinafter referred to as "Insurance Benefits") may not be deferred pursuant to an election in item (c) of this paragraph (3), although they may be deferred pursuant to elections in items (a) and (b) of this paragraph (3) if the Director has complied with the provisions herein relating to the manner and time of making such deferral elections. No amount deferred shall be paid to a Director until (a) he or she ceases to be a Director, or (b) he or she attains that age specified by the retirement income test of the Social
     Security Act (Section 203(f)(3) as amended or its equivalent) then in effect, or (c) his or her initial year of entitlement to Insurance Benefits, whichever he or she may elect, and then only at the times and in the manner specified below.
 (4) The Company shall maintain an account for each Director participating in the Plan with respect to deferred fees and credit the account with interest at the Current Interest Rate, as later defined. Interest credited to the account will bear interest (compounded annually) at the same rate.
 (5) Amounts deferred under items (a) or (b) of paragraph (3) above, together with accumulated interest, shall, at the Director's election, be distributed either in a one lump sum payment or in substantially equal annual installments over any period of from two to ten years, with the lump sum or first installment being payable as soon as practicable after the first day of the calendar year immediately following the year in which the Director (a) ceases to be a Director, or (b) attains that age specified by the retirement income test of the Social Security Act (Section 203(f)(3) as amended or its equivalent) then in effect, whichever he or she elects, and any additional installments being payable as soon as practicable after the first day of each succeeding year thereafter. Amounts deferred under item (c) of paragraph (3) above, together with an accumulated interest, shall, at the Director's election, be distributed either in one lump sum payment or in substantially equal consecutive annual installments payable as soon as practicable after the first day of the first, second, third, fourth or fifth calendar year, or any of them, following the Director's initial year of entitlement to Insurance Benefits, whichever he or she elects. Amounts held pending distribution pursuant to this item shall continue to accrue interest at the Current Interest Rate as later defined.
 (6) An election as to items (a), (b) or (c) of paragraph (3) above and as to the form and timing of the payment of deferred fees under paragraph (5) above shall be made by the Director at the time the Director first elects to defer receipt of all or a portion of his or her fees under paragraph (2) above, and any such election may be changed by a Director at any time during his or her term as a Director; provided, that no change shall be made in a prior election after the December 31 preceding the earlier of (a) the first year in which the deferred amounts would, but for the change in the election, become payable to such Director, or (b) the first year in which such Director would be eligible to receive benefits under this Plan if his or her election were changed as permitted by this paragraph (6); and provided further, that no change shall be made by a Director from a prior election made pursuant to item (a) or item (b) of paragraph (3) to an election pursuant to item (c) of paragraph (3) after December 31 of the year such Director becomes entitled to Insurance Benefits. Any elections made by a Director after any such December 31, will not be given effect by the Company. Notwithstanding the foregoin, any Director who became entitled to Insurance Benefits prior to January 1, 1981 may, on or before December 31, 1981, change a prior election made pursuant to item (a) or item (b) of paragraph (3) above to an election pursuant to item (c) of said paragraph (3); provided, that such change shall not become effective any earlier than January 1, 1982.
 (7) If a person becomes a director, proprietor, officer, partner, employee of, or otherwise becomes affiliated with, a business that is in competition with the Company, or if such person shall refuse a reasonable request of the Company to perform consulting services after retirement while receiving payments under the Plan, all deferred fees and interest remaining payable to such person shall be forfeited.
 (8) (a) Upon the death of a Director or a person who has ceased to be a Director, prior to the receipt by such Director of any deferred fees and interest from his or her account, all such deferred fees and interest in his or her account shall be payable to his or her estate in one lump sum within ninety (90) days following his or her death, unless a Director elects, at any time prior to his or her death, to have such account balance paid to a beneficiary designated in writing by such Director; in which event, such account balance shall be payable to such beneficiary, at the Director's election, either in one lump sum within ninety (90) days following the date of death, or in substantially equal annual installments over a ten year period beginning as soon as practicable after the first day of the calendar year immediately following the year of death.
                 (As amended February 22, 1983)
     (b) In the event of the death of a Director or a person who has ceased to be a Director after he or she has begun receiving installments from the deferred compensation account under paragraph
     (5) above, the remaining installments shall be paid when due to his or her designated beneficiary, if living; otherwise, the balance in the deferred compensation account shall be paid in one lump sum to his or her estate within ninety (90) days following his or her death.
     (c) If a designated beneficiary has begun receiving installments under this paragraph (8), but dies before receiving the last installment, the balance in the deferred compensation account shall be paid in one lump sum to such beneficiary's estate within ninety
     (90) days following his or her death.
     (d) Amounts held by the Company pending distribution pursuant to this paragraph (8) shall continue to accrue interest at the Current Interest Rate.
 (9) The chief executive officer of the Company shall be empowered to place the Plan in effect under such additional conditions and terms as shall not be inconsistent with the terms stated above and as shall not jeopardize the status of the Plan as a deferred compensation plan allowing a Director of the Company not to include deferred amounts (including interest) in gross income under Federal income tax laws until the taxable year or years such amounts are actually paid.
(10) The term "Current Interest Rate" shall mean the rate in effect on December 31 of each calendar year that is equal to the Company's cost of capital as determined by the Indiana Utility Regulatory Commission in the Company's last general retail electric rate order, unless otherwise determined by this Board of Directors.
                 (As Amended November 30, 1993)